Exhibit 4.9

Exclusive Service Agreement

This Exclusive Service Agreement (“Agreement”) is entered into as of December 27, 2011 by and among the following parties in Beijing, the People’s Republic of China (“PRC”):

Party A:

TAL Education Technology (Beijing) Co., Ltd.

Party B:

Beijing Dongfangrenli Science & Commerce Co., Ltd.

Party C:

Individuals as listed in Appendix I, being all of the shareholders of Party B, and the shareholding in Party B is attached hereto as Appendix I.

(Each of Party A, Party B and Party C, a “Party”, and collectively the “Parties”.)

WHEREAS,

(1) Party A is a wholly foreign-owned enterprise duly registered and validly existing under the PRC laws, owning resources to provide consultancy and services;

(2) Party B is a limited liability company duly registered and validly existing under the PRC laws, and may establish or acquire subsidiaries of which more than 50% of the equity interests will be owned by Party B (“Subsidiaries”) in the future. Such Subsidiaries shall enjoy and undertake all the rights and obligations under this Agreement as those of Subsidiaries hereunder by joining this Agreement according to Article 9.1 hereof.

(3) Party C is the shareholder of Party B and collectively owns 100% of the equity interests of Party B;

(4) Party A agrees to provide exclusive technical and business support to Party B and Subsidiaries with Party A’s advantages in technology, human resource and information. The Parties agree on such cooperation.

NOW THEREFORE, the Parties through amiable negotiations agree as follows:

1.                  Provision of Services

1.1           In accordance with the terms and conditions herein, Party B and its Subsidiaries appoint

Party A as Party B and its Subsidiaries’ exclusive service provider to provide full-scope intellectual property license, technical and business support services as provided in Appendix II.

Party B and its Subsidiaries shall determine the specific contents of services within the scope listed in Appendix II with Party A or any entity designated by Party A.

1.2           Party B, Subsidiaries of Party B, and Party C further agree that during the effective period of this Agreement, Party B, Subsidiaries of Party B and Party C shall not, and shall cause the affiliates of them not to, directly and indirectly obtain the same or similar services as provided under this Agreement from any third party, or establish any similar business cooperative relation with any third party with respect to the matters stipulated herein.

1.3           To ensure the normal operation of the ordinary business of Party B and its Subsidiaries, Party A may, but is not obligated to, provide guarantee for the performance of the agreements concluded by Party B or its Subsidiaries with any third party with respect to the business of Party B and its Subsidiaries. Party B, Subsidiaries of Party B, and Party C hereby agree and confirm that if they need to provide any guarantee for the performance of any agreement or loan by Party B or its Subsidiaries in the operation process, they will seek to obtain such guarantee from Party A firstly.

2.                  Service Fee and Payment

2.1           Based on the contents of specific services provided and the target of service, Party A shall determine a fair service fee and proper payment manners according to the income in a fixed period of each of Party B and its Subsidiaries receiving the service (the “Service Receiving Party”). The calculation and payment manners of the service fee are stipulated in Appendix II of the Agreement.

2.2           If Party A determines the fee calculation mechanism specified herein shall no longer apply due to certain reasons, the Service Receiving Party shall engage the negotiation faithfully and actively with Party A within 10 business days after Party A renders the fee adjustment request to determine a new fee calculation standard or mechanism. If the Service Receiving Party does not respond within the 10-day period as mentioned above, it shall be deemed as having accepted the adjustments proposed by Party A.

3.                  Intellectual Properties

3.1           Any intellectual properties developed by performance of this Agreement, including but not limited to copyrights, patents, and technical secrets, belong to Party A, and Party B and its Subsidiaries enjoy no rights other than those provided herein.

3.2           However, if a development is based on the intellectual properties owned by Party B or its Subsidiaries, Party B or its Subsidiaries shall guarantee that such intellectual properties are flawless. Otherwise, Party B and its Subsidiaries shall bear all damages and losses caused to Party A by any flaw of such intellectual properties. If Party A is to bear any liabilities to any third party thus caused, it has the right to recover all of its losses from Party B or its Subsidiaries.

3.3           The Parties agree that this clause shall remain effective no matter whether the Agreement is modified or terminated.

4.                  Control and Management of Party B or its Subsidiaries by Party A

In order to make sure of realization of the rights and obligations of this Agreement and for the interests of Party A, as permitted by relevant PRC laws and regulations, Party C and Party B exclusive entitle Party A or representative (s) designated by Party A to exercise the right of control and management of Party B or its Subsidiaries, including but not limited to:

4.1           proposals or requests relating to daily operation, financial management and staff employment of Party B or its Subsidiaries, and Party B or its Subsidiaries shall strictly perform and comply with such suggestions or requests of Party A;

4.2           Without prior written consent of Party A, Party B or its Subsidiaries shall not conduct contracted operation, lease operation, merger, separation, joint venture, shareholding reform or other arrangements to modify its mode of operation and shareholding structure, or to transfer, assign, in lieu of shares or to make other disposal of all or the substantial part of Party B or its Subsidiaries’ assets or equity interests;

4.3           Without prior written consent of Party A, Party B or its Subsidiaries shall not engage in any transaction which may have any material affect on their assets, obligations, rights and business, including but not limited to (i) assuming any liability; (ii) the sale or purchase of any rights; (iii) incurring any encumbrances on its assets or intellectual properties for any third party’s interest; or (iv) assigning the rights and obligations under this Agreement to any third party.

5.                  Term

5.1           The Agreement is executed and becomes effective as of the date stated above.

5.2           The Agreement is effective within the operation term of Party A, Party B and its Subsidiaries, unless terminated by mutual agreement of the Parties.

6.                  Confidentiality

6.1           This Agreement and all clauses hereof are confidential and shall not be disclosed to any third party except for relevant senior staff, directors, employees, agents or professional consultants. This clause shall not apply in the event that the Parties are required by relevant laws or regulations to disclose information relating to this Agreement to any governmental authorities, the public or the shareholders, or file this Agreement with relevant authorities for record.

6.2           This clause shall survive any modification or termination of this Agreement.

7.                  Liabilities for Breach of Agreement

In the event any Party fails to perform any of its obligations under this Agreement, or makes any untrue or inaccurate representations or warranties, such Party shall be liable for all the losses of the other Parties for breach of the Agreement, or pay penalties according to the agreement reached by relevant parties.

8.                  Force Majeure

In the event the performance of the Agreement is influenced by any force majeure, the Party suffering force majeure shall notify the other Parties by telegram, facsimile or other electronic means immediately after the occurrence of such force majeure and shall provide written documents evidencing the occurrence of such force majeure within fifteen (15) business days. The Parties of the Agreement shall determine through negotiation whether to terminate, partly terminate or suspend the implementation of this Agreement according to the extent the Agreement is effected by such force majeure.

9.                  Change of Parties

9.1           Establish new subsidiaries of Party B. If new subsidiaries of Party B are established at any time after this Agreement, Party B and Party C shall cause such new subsidiary to sign the assumption letter in the form as provided in Appendix III and other legal documents permitted or required by the PRC laws to make such new subsidiary to enjoy and undertake all the rights and obligations under this Agreement as those of Subsidiaries of Party B hereunder. As of the date of such assumption letter, the new subsidiary shall be deemed as one party to this Agreement. Other Parties to the Agreement hereby agree on such arrangements.

9.2           Rights and obligations under this Agreement shall be legally binding upon assignees, successors of the Parties hereof, no matter such assignment of obligations and rights is caused by takeover, restructuring, success, transfer or any other reason.

10.          Miscellaneous

10.1    This Agreement and any related matters shall be governed by and construed in accordance with the PRC laws. All disputes arising out of or in connection with this Agreement shall be conciliated friendly by and between the Parties. If the disputes cannot be solved by conciliation, such disputes shall be submitted to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its rules. The arbitration shall be conducted in Beijing. Its decision shall be final.

10.2    The Agreement is executed in five (5) counterparts, and each of Party A, Party B and each person of Party C holds one counterpart.

10.3    All Parties acknowledge that this Agreement shall be performed in accordance with applicable laws and regulations. If any provision of this Agreement or any part of a provision is identified as illegal, invalid or unenforceable by competent authority or court, then such illegal, invalid or unenforceable provision may not affect any other provisions of this Agreement, which are still in full force and effect, and the Parties shall modify such illegal, invalid or unenforceable provisions in order to achieve the purpose of original provisions in best efforts.

10.4    This Agreement together with its appendices constitute the entire agreement among the Parties hereto and supersedes and renders of no force and effect all prior oral or written agreements, commitments and undertakings among the Parties with respect to the subject matter hereof.

10.5    Any modification of this Agreement shall be made in a written form and shall only become effective upon the execution by all the Parties of the Agreement.

[THE SIGNATURE PAGE OF THE EXCLUSIVE SERVICE AGREEMENT]

Party A:

TAL Education Technology (Beijing) Co., Ltd.
Authorized Representative:
(Company seal of TAL Education Technology (Beijing) Co., Ltd.)

Party B:

Beijing Dongfangrenli Science & Commerce Co., Ltd.
Authorized Representative:
(Company seal of Beijing Dongfangrenli Science & Commerce Co., Ltd.)

Party C:

Bangxin, Zhang:
Signature:	/s/ Bangxin Zhang

Yachao, Liu:
Signature:	/s/ Yachao Liu

Yunfeng, Bai:
Signature:	/s/ Yunfeng Bai

Appendix I  Party C

Shareholding Structure of Party B

Name	ID	Contribution in Registered Capital (RMB 10,000)	Percentage of Registered Capital
Bangxin, Zhang	***	64.5	64.5%
Yachao, Liu	***	19	19%
Yunfeng, Bai	***	16.5	16.5%
Total	/	100	100%

Appendix II: Contents of Service, Calculation and Payment of the Service Fee

1.              Contents of Service

(1)                                 Providing occupation and pre-occupation staff training services;

(2)                                 Providing technology development and transfer, technical consulting services;

(3)                                 Providing public relation services;

(4)                                 Providing market investigation, research and consulting services;

(5)                                 Providing mid or short-term market development, market plan services;

(6)                                 Providing human resource management and internal information management;

(7)                                 Providing network development, updating and daily maintenance;

(8)                                 Providing sale services of self-produced products;

(9)                                 Licensing of software and trademark; and/or

(10)                          Other services determined from time to time by Party A and the Service Receiving Party according to the need of business and capacity of provision of services.

2.              Calculation and Payment of Service Fee

The fee for the services provided under this Agreement is calculated as the revenue of the Service Receiving Party minus operating cost and sales, management and other costs and expenses reasonably incurred by the Service Receiving Party and recognized by Party A. The specific amount of such fee shall be determined by Party A through taking account of the following factors, and Party A shall send the Service Receiving Party the bill or other written confirmation of service fee:

(1)                  The technical difficulty and complexity of the services of Party A;

(2)                  The time spent by employees of Party A concerning the services;

(3)                  The contents and commercial value of the services of Party A;

(4)                  The benchmark price of similar services in the market.

3.              Party A will calculate the fee payable on a fixed term basis and send the Service Receiving Party the bill of service fee. The Service Receiving Party shall pay the fee to the bank account designated by Party A within 10 business days after receipt of such bill, and send copy of the remittance certificate by facsimile or mail to Party A within 10 business days after payment. Party A shall issue to the Service Receiving Party an invoice within 10 business days after receipt of the service fee.

Appendix III:

Assumption Letter

The company,                   , is a subsidiary of Beijing Dongfangrenli Science & Commerce Co., Ltd. (“Dongfangrenli”) established by Dongfangrenli on [date] and registered with                           . Dongfangrenli holds [   ] % of the equity interests of the company.

According to the Exclusive Service Agreement (“Agreement”) entered into by and among Dongfangrenli, TAL Education Technology (Beijing) Co., Ltd. and certain other parties, the company shall join this Agreement based on Article 9.1 of the Agreement as a Subsidiary.

The company hereby consents to join the Agreement, and to enjoy and undertake all the rights and obligations under the Agreement as a Subsidiary of Dongfangrenli. This confirmation letter becomes effective upon execution.

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Authorized Representative:

DATE: